EXHIBIT 10.01

COMPENSATION AGREEMENT

This Compensation Agreement is dated as of October 22, 2014 between Innovus Pharmaceuticals, Inc., a Nevada corporation (the “Company”), and Marc J. Ross (the “Consultant”).

WHEREAS, the Company has requested the Consultant to provide the Company with certain SEC-related legal services in connection with its business (the “Services”) and the Consultant has agreed to provide the Company with the Services; and

WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such Services through the issuance of such number of shares of common stock to Consultant that Consultant shall receive net proceeds from the sale of those shares in an amount of $5,000 per month, starting September 1, 2014, not to exceed an aggregate amount of 150,000 shares of common stock (the “Shares”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.           The Company shall issue up to 150,000 Shares to the Consultant as consideration for the Services to be rendered.  The Company shall register all 150,000 Shares on a Form S-8 under this Compensation Agreement.  The registration statement shall be filed promptly following the execution of this Compensation Agreement.

IN WITNESS WHEREOF, this Compensation Agreement has been executed by the parties as of the date first above written.

CONSULTANT

By:           /s/ MARC J. ROSS
Marc J. Ross

The Company:

INNOVUS PHARMACEUTICALS, INC.

By:           /s/ Dr. Bassam Damaj
President and Chief Executive Officer